UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: December 9, 2014
(Date of earliest event reported)

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Digirad Corporation, (the “Company”), approved and adopted the Company's 2015 Executive Incentive Bonus Plan (the “2015 Executive Incentive Plan”).

Base Salary

As part of the adoption of the 2015 Executive Incentive Plan, the Compensation Committee increased the annual base salary of Matthew G. Molchan, the Company’s President and Chief Executive Officer, and Jeffry R. Keyes, the Company’s Chief Financial Officer and Corporate Secretary. Mr. Molchan’s base salary was increased from $300,000 per year to $321,000 per year, and Mr. Keyes’ base salary was increased from $235,000 per year to $251,450 per year.

Cash Bonus

Cash bonus payouts for our named executive officers, pursuant to the 2015 Executive Incentive Plan, will be based on a percentage of base salary and payable based on the achievement of certain performance targets, as described in further detail below:

	Cash Target Bonus	Target % of Salary

Matthew G. Molchan	$256,800	80%
Jeffry R. Keyes	$125,725	50%
Virgil J. Lott	$117,500	50%

For each of Messrs. Molchan, Keyes and Lott, the amount of total cash bonus payable under the 2015 Executive Incentive Plan will be based: (i) 75% on achievement of a 2015 consolidated Earnings before Interest, Taxes, Depreciation and Amortization measure (“EBITDA”), and (ii) 25% on the achievement of personal management objectives, as determined by the Compensation Committee, which include certain targets related to the Company's strategic objectives. In order to be eligible for a minimum of 25% of the target bonus payout under the 2015 Executive Incentive Plan, the executives must achieve the minimum threshold objectives of 90% of budget for each of: consolidated revenue, free cash flow and EBITDA (in the case of EBITDA, calculated before impact of bonuses), subject to the other provisions of the 2015 Executive Incentive Plan. Each executive may earn up to 150% of their target bonus based on achievement of a consolidated EBITDA measure, with EBITDA and associated cash bonus paid on a linear basis between 90% of consolidated EBITDA and 117% of consolidated EBITDA.

The actual bonuses payable (if any) for the achievement of such objectives will be determined by the Compensation Committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but in any event not later than March 15, 2016, subject to each such named executive officer's employment through the date of payment.

The target bonus percentage for Messrs. Molchan, Keyes and Lott represents no change from its previous level.

Equity Grants

In connection with the adoption of the 2015 Executive Incentive Plan, the Compensation Committee decided that, as part of a long-term retention mechanism and to incentivize the named executive officers to increase the Company’s shareholder value, the following restricted stock units (RSU) would be awarded effective on February 1, 2015 (the “Grant Date”), to the named executive officers listed below. Half of such RSU grants will vest over 4 years in 4 equal installments, with each such installment vesting on each of the anniversary of the Grant Date. The remaining half of such RSU grants will vest over 4 years in 4 equal installments, with each such installment vesting on each anniversary of the Grant Date, subject to satisfaction of certain performance criteria with respect to each vesting period for each of the named executive officers.

Named Executive Officer	Restricted Stock Units Granted

Matthew G. Molchan	57,797
Jeffry R. Keyes	27,861
Virgil J. Lott	19,529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    December 15, 2014